UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report March 24, 2022
(Date of earliest event reported)

Enservco Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36335	84-0811316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14133 County Road 9½
Longmont, Colorado 80504

(Address of principal executive offices) (Zip Code)

(303) 333-3678
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.005 par value	ENSV	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 24, 2022, Enservco Corporation (“we” or the “Company”) completed a refinancing transaction (the “Refinancing”) in which it terminated its existing credit facility with the East West Bank ( “East West Bank”), which had an outstanding principal balance of $13.8 million. Pursuant to the pay-off letter dated as of March 18, 2022 by among the Company, certain wholly owned subsidiaries of the Company and East West Bank, in full satisfaction of the Company’s obligations under the East West Bank credit facility, the Company paid East West Bank $8.4 million in cash and agreed to pay East West Bank five percent of the net proceeds that the Company receives under the Receivables Financing (as defined below), up to a maximum of $1.0 million March 24

As part of the Refinancing, on March 24,2022, Heat Waves Hot Oil Service, LLC, a wholly-owned subsidiary of the Company (“Heat Waves”), entered into a Master Lease Agreement (the “Lease Facility”) with Utica Leaseco, LLC. (“Utica”) pursuant to which Utica provided a master equipment lease to the Company of $6,225,000. Under the Lease Facility, which has a four year term, the Company is required to make 51 monthly payments of $168,075 each. At the end of the four year term, the Company required to make a residual payment to Utica between 1% and 10% of the initial principle amount, or between $62,250 and $622,500. The Lease Facility is secured by all of the Company’s equipment and proceeds from such equipment. The Company also has the option, after 12 months, to prepay $1.0 million of the Lease Facility in exchange for a reduced payment schedule. The Company has agreed to guarantee the obligations of Heat Waves under the Lease Facility pursuant to an unsecured Master Lease Guaranty with Utica.

As part of the Refinancing, on March 24, 2022, Heat Waves, entered into an Invoice Purchase Agreement (the “Receivables Financing”) with LSQ Funding Group, LLC (“LSQ”) pursuant to which LSQ will provide receivables factoring to Heat Waves. Under the Receivables Financing, LSQ will advance up to 85% on accounts receivable factored by Heat Waves, up to a maximum of $10.0 million. LSQ receives fees equal to 0.1% of the receivables purchased in addition to a funds usage daily fee of 0.021% of the outstanding balance purchased. The Receivables Financing initially has an 18 month term that can be terminated upon payment of certain fees. The Receivables Financing is secured by a security interest in Heat Wave’s accounts receivables and proceeds from such accounts receivable. Heat Wave’s obligations under the Receivables Financing are guaranteed by the Company pursuant to an unsecured Entity Guaranty.

The Lease Facility and the Receivables Financing are subject to an Intercreditor Agreement dated on or about March 24, 2022 by and among Utica, LSQ, Heat Waves, and the Company (the “Intercreditor Agreement”).

Also part of the Refinancing, on March 22, 2022, the Company issued a $1.2 million Convertible Subordinated Note (the “Note”) to Cross River Partners, LP (“Cross River”), which is an entity controlled by Richard Murphy, our Chief Executive Officer and Chairman. The Note has a six year term and accrues interest at seven percent per annum. The Company is required to make quarterly interest only payments under the Note for the first year starting June 30, 2022, followed by principal and interest payments for the remaining five years based upon a ten year amortization schedule. The Note is unsecured and subordinated to any secured debt obligations, including the Lease Facility and the Receivable Financing. Subject to any required stockholder approval, outstanding principal and accrued but unpaid interest under the Note is convertible at the option of Cross River into common stock of the Company at a conversion price equal to the average closing price of the Company’s common stock on the five days prior to the date of any such conversion.

The foregoing descriptions of the East West Bank pay-off letter, Lease Facility, the Master Lease Guaranty, the Invoice Purchase Agreement, the Entity Guaranty, the Intercreditor Agreement and the Note do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are attached as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7, respectively, to this report and are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	East West Bank payoff letter dated March 18, 2022 by and among East West Bank, Enservco Corporation, Dillco Fluid Service, Inc., Heat Waves Hot Oil Service, LLC, Heat Waves Water Management LLC
10.2	Master Lease Agreement dated March 24, 2022 by and between Utica Leasco LLC and Heat Waves Hot Oil Services LLC
10.3	Master Lease Guaranty dated March 24, 2022 by Enservco Corporation
10.4	Invoice Purchase Agreement dated March 24, 2022 by and between LSQ Funding Group, LLC and Heat Waves Hot Oil Services LLC
10.5	Entity Guaranty dated March 24, 2022 by Enservco Corporation
10.6	Intercreditor Agreement dated March 24, 2022 by and among Utica Leasco LLC, LSQ Funding Group, LLC, Heat Waves Hot Oil Services LLC, and Enservco Corporation
10.7	Convertible Subordinated Promissory Note dated March 22, 2022 of Enservco Corporation issued to Cross River Partners, LP
99.1	Press Release dated March 28, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 28, 2022.

Enservco Corporation

By:	/s/ Richard A. Murphy
Richard A. Murphy, Executive Chairman